Exhibit 10.1

Wright Medical Netherlands B.V. Commerce Parc Gebouw B, 6th floor Krijgsman 11 1186 DM Amstelveen NETHERLANDS

www.wmt.com

Settlement agreement
termination by mutual consent
of the employment agreement
between wright medical netherlands b.v.
and mr. Paul Kosters
19th January 2010

Settlement agreement between Mr Paul KOSTERS
and the company WRIGHT MEDICAL NETHERLANDS B.V.
1 / 7

Wright Medical Netherlands B.V. Commerce Parc Gebouw B, 6th floor Krijgsman 11 1186 DM Amstelveen NETHERLANDS

www.wmt.com
SETTLEMENT AGREEMENT
(“vaststellingsovereenkomst”)
This agreement is made this day nineteenth January two thousand and ten between:
Wright Medical Netherlands B.V., a limited liability company according to the laws of the Netherlands, having its registered office at (1186 DM) Amstelveen, Krijgsman 11 (“Wright Medical”);
and
Mr Paul Kosters, residing at Herman Gorterstraat 5, 1077 WD Amsterdam, The Netherlands (“Mr. Paul Kosters”).
Together hereinafter referred to as the “Parties”
WHEREAS:
(a)	Mr. Paul Kosters fulfilled the position of President for Europe, Middle-East and Africa;

(b)	Due to necessary restructuring of the organization, the position of President for Europe, Middle-East and Africa has become redundant as per 7 January 2010. Wright Medical notified Mr Paul Kosters of its wish to dissolve the employment agreement. Wright Medical stresses in this respect that Mr. Paul Kosters cannot be blamed for this decision;

(c)	The reasons for Wright Medical to dissolve the employment agreement have been discussed between parties in detail and are stipulated in the letter of 8th January 2010. Mr. Paul Kosters is sufficiently familiar with them;

(d)	Parties have entered into an amicable settlement agreement (the “Agreement”), to cover the effects of the aforementioned decision.

(e)	In this agreement, the Parties wish to arrange the effects of the termination of the Employment Agreements between them and the matters that will arise in respect and as a consequence thereof;

Settlement agreement between Mr Paul KOSTERS
and the company WRIGHT MEDICAL NETHERLANDS B.V.
2 / 7

Wright Medical Netherlands B.V. Commerce Parc Gebouw B, 6th floor Krijgsman 11 1186 DM Amstelveen NETHERLANDS

www.wmt.com
HAVE AGREED AS FOLLOWS:
1.	Severance & further compensation
(a)	Upon termination of the employment contract, Wright Medical will pay Mr. Paul Kosters a lump sum of 260.000 € (two hundred and sixty thousand euros) gross as a supplement to any unemployment or other benefits or any lower salary Mr. Paul Kosters may receive elsewhere.

(b)	Wright Medical will withhold the usual and legally required taxes and contributions before paying the remaining net amount unless it receives instructions from Mr. Paul Kosters to make the payment in another manner if and insofar it is in accordance to the applicable tax regulations.
2.	Release of duties & salary
(a)	Taking into account the 6 month notice period as of 1st February 2010, the employment contract will be terminated (by mutual consent) as of 1 August 2010 (the “Termination Date”).

(b)	As per 19th January 2010 Mr. Paul Kosters will resign from all (corporate) managing director/director/officer positions within the group, or any alternative corporate management position according to the respective laws applicable. This includes the positions Mr. Paul Kosters fulfilled for the following companies: Wright Medical EMEA B.V., 2HIP Holding SAS, Wright Medical Europe SA, Wright Medical Europe Trading SNC, Wright Medical Europe Manifacturing SA, Wright Medical Italy SRL, Wright Medical UK Ltd, Wright Medical Spain SA, Wright Medical Belgium N.V.. In this respect Mr. Paul Kosters will send Wright Medical a formal resignation letter dated 18 January 2010. The abovementioned entities will arrange that all registrations with the relevant Trade Registers (“Handelsregisters”) will be in conformity with the aforementioned resignations. Mr. Paul Kosters will be granted full and final discharge by the relevant shareholders for his activities as managing director, director, officer of the aforementioned companies conducted by him as is apparent from those company’s annual accounts, all this effective 19th January 2010.

(c)	Mr. Paul Kosters accept not to be eligible for any compensation/reward whatsoever with respect to his resignation from the aforementioned (corporate) managing director/director/officer positions as stipulated in article 2 (b) and

Settlement agreement between Mr Paul KOSTERS
and the company WRIGHT MEDICAL NETHERLANDS B.V.
3 / 7

Wright Medical Netherlands B.V. Commerce Parc Gebouw B, 6th floor Krijgsman 11 1186 DM Amstelveen NETHERLANDS

www.wmt.com
will hold Wright Medical and its affiliated companies harmless of any claims in this respect.

(d)	Upon completion of a — to Wright Medical’s opinion — satisfactorily transfer of the remaining work Mr. Paul Kosters will, until the Termination Date, be exempted from the obligation to perform work at the office of Wright Medical. During this period Mr. Paul Kosters will however continue to be available for Wright Medical and has been appointed as Special Advisor to Gary D. Henley, President and Chief Executive Officer, working closely with Cary P. Hagan, Senior Vice President EMEA Commercial Operations, advising and helping Wright in the transition.
3.	Final settlement of accounts
(a)	As per the Termination Date, a final settlement of accounts (“eindafrekening”) will be made, inter alia taking into account the provisions of this Agreement and all other written agreements between the parties and the relevant provisions of Dutch law (the “Final Settlement of Accounts”).

(b)	In the Final Settlement of Accounts, Mr. Paul Kosters will receive a pro rata compensation for accrued holiday allowance (8%) and will be compensated for untaken holidays.

(c)	Payment of the salary, holiday allowance, car allowance and other perquisites will continue in the customary manner until the Termination Date. In this respect no bonuses will be granted for 2010. There are no bonus entitlements/payments due at the date of signing this agreement

(d)	In so far (restricted) Stock Options have been granted to Mr. Paul Kosters in the past, he will be able to execute such entitlements according to the relevant regulations applicable.

(e)	The minority Shares Mr Paul Kosters holds (in trust) in Wright Medical Europe SA and Wright Medical Europe Manufacturing SA will have to be returned/transferred according to the regulations applicable and at no cost.
4.	Miscellaneous
(a)	Wright Medical will provide Mr. Paul Kosters a budget to be used for outplacement services and his reasonable legal fees for negotiating the settlement in total of EUR 20.000 (excl VAT)

Settlement agreement between Mr Paul KOSTERS
and the company WRIGHT MEDICAL NETHERLANDS B.V.
4 / 7

Wright Medical Netherlands B.V. Commerce Parc Gebouw B, 6th floor Krijgsman 11 1186 DM Amstelveen NETHERLANDS

www.wmt.com
(b)	Wright Medical will bear the costs of the training program “High Performance Leadership” with IMD International, in Lausanne (Switzerland), as previously planned and agreed upon, or, upon request from Paul Kosters and approval from Gary Henley or Cary Hagan, for another course, for a value up to 9.200 € (excl VAT & travel costs).

(c)	Ultimately on 1 August 2010, Mr. Paul Kosters will return to Wright Medical all items in his possession which belong to Wright Medical or have been leased/rented by Wright Medical from third parties, as well as all documents and other data carriers containing information relating to Wright Medical’s business, irrespective of the fact whether these documents/data carriers originated from Wright Medical, from Mr. Paul Kosters himself or from any third parties. This includes, but is not limited to company property such as keys of the office, laptop and mobile phone.

(d)	Unless parties have agreed otherwise in this agreement all remaining post contractual arrangements between the Parties arising from the employment agreement will remain in full effect after the termination of the employment agreement, such as the, but not limited to the Confidentiality clause (article 12 of the employment agreement).

(e)	Mr. Paul Kosters will be released from the restrictions of the Non-compete clause (article 14 of the employment agreement) after expiration of a period of 7 months after the Termination Date, being 1 March 2011. During this period Mr. Paul Kosters will be eligible to the compensation as stipulated in article 14 of the employment agreement.

(f)	With respect of the restrictions as stipulated in article 4 (d) of this agreement, Mr. Paul Kosters acknowledges that Wright Medical and its affiliated companies have invested and will continue to invest significant time and money to recruit and retain its employees. Therefore, recognizing that in the course of his employment Mr. Paul Kosters has obtained valuable information about employees of Wright Medical and affiliated companies, their respective talent and areas of expertise, Mr. Paul Kosters explicitly agrees that for a period of 7 months following the Termination Date, he will not directly or indirectly, cause any individual previously employed by Wright Medical or any affiliated company to be employed by, or participate in any manner in the employment of any such individual by, any person or entity other than Wright Medical or any affiliated company unless such individual had not been employed by Wright Medical or any affiliated company for at least 12 months

Settlement agreement between Mr Paul KOSTERS
and the company WRIGHT MEDICAL NETHERLANDS B.V.
5 / 7

Wright Medical Netherlands B.V. Commerce Parc Gebouw B, 6th floor Krijgsman 11 1186 DM Amstelveen NETHERLANDS

www.wmt.com
or in any way induce or attempt to induce such individual to leave the employment of Wright Medical or any affiliated company.
(g)	The parties to this agreement will prepare and send a mutually agreed communication (both internally, to the employees, and externally, to the customers, etc ...), as soon as the agreement is signed.

(h)	The parties to this Agreement will refrain from any statements that may be detrimental to (the good reputation of) the other party.

(i)	Mr. Paul Kosters will refrain from any communication about the end of his contract towards any third party, especially customers, and leave to Wright Medical to organize the appropriate communicate, with respect to the interests of all parties.

(j)	Mr. Paul Kosters will prepare and provide to Mr. Cary Hagan a full and detailed report on his on-going activities and contacts.

(k)	The parties to this Agreement will not inform third parties (including the UWVWerkbedrijf) of the contents of this Agreement without the other party’s prior permission, unless the parties are required to disclose such information to third parties by law.

(l)	Provided that the provisions of this Agreement will have been fulfilled, Mr. Paul Kosters and Wright Medical hereby in advance grant each other full and final discharge in respect of any and all claims they (may) have pursuant to the respective Employment Agreement and/or the termination thereof. In this respect Mr. Paul Kosters also discharges any claims he may have against any affiliated company of Wright Medical.

(m)	The parties consider this Agreement to be a “vaststellingsovereenkomst” within the meaning of Dutch law.

(n)	In deviation from the relevant provisions in the Dutch Civil Code, the parties hereby waive their respective rights to rescind this Agreement or have this Agreement rescinded, irrespective of the nature of the breach of contract (“tekortkoming in de nakoming”).

(o)	This Agreement is construed in accordance with and shall be governed by the laws of the Netherlands.

Settlement agreement between Mr Paul KOSTERS
and the company WRIGHT MEDICAL NETHERLANDS B.V.
6 / 7

Wright Medical Netherlands B.V. Commerce Parc Gebouw B, 6th floor Krijgsman 11 1186 DM Amstelveen NETHERLANDS

www.wmt.com
IN WITNESS whereof the parties hereto have executed this Agreement in two original copies on 19th January 2010, in Amstelveen.
Wright Medical Netherlands B.V..

	/s/ Jehan Leroy	/s/ Paul Kosters
By:	Jehan Leroy, Human Resources Director	Mr. Paul Kosters
On Behalf of Jason Hood For Wright Medical Netherlands B.V.

Settlement agreement between Mr Paul KOSTERS
and the company WRIGHT MEDICAL NETHERLANDS B.V.
7 / 7